Exhibit 10.1

VIA HAND DELIVERY

October 1, 2024

Michael Bruen

3801 N. 13th Street

Arlington, VA 22201

Dear Mike,

You have indicated that you are considering giving the Company a notice of Retirement to be effective Friday January 3, 2025. “Retirement” is as defined in the Bowman Consulting Group Ltd 2021 Executive Officer Short-Term Incentive Plan as amended (the “Short-Term Incentive Plan”). The notice of Retirement would also serve as notice under section 2 of your Executive Employment Agreement (the “Employment Agreement”) dated April 13, 2021 that you do not intend to renew the Employment Agreement beyond its Term, although your employment and your employment agreement will extend through January 3, 2025. In addition, in connection with that notice, you have indicated that you intend to resign as President of the Company and as a member of the Board of Directors of the Company effective October 4, 2024. As you know Retirement is contingent upon the consent of the Compensation Committee, and the Compensation Committee has consented to your Retirement and to your receipt of the benefits and consulting arrangement summarized below.

1. Responsibilities.

Effective upon your notice and resignation as President and Director, you will serve as an Executive Advisor to the CEO and assist in the transition of your day-to-day responsibilities. There will be no change to your compensation or benefits for the remaining term of your employment.

2. Short term Incentive Plan Award for 2024.

You will be eligible to receive your Short-Term Incentive Plan award for 2024, the amount of which will be determined by Compensation Committee in assessing how the Company met the 2024 goals of that plan and in accordance with Section 4(b) of the Employment Agreement. Progress towards those goals will be determined at the February 2025 meeting of the Compensation Committee. It is anticipated that awards, to the extent earned, will be paid by the end of the first quarter of 2025. Any shares of restricted stock issued in connection with the 2024 Short Term Incentive Plan Grant will vest upon issuance.

3. Time Based Restricted Stock Awards.

All of the terms and conditions of your Restricted Stock Award Agreements applicable to Retirement will apply. A schedule of those Awards is attached as Exhibit A.

4. Performance Based Restricted Stock Awards.

The terms and conditions of your Performance Based Restricted Stock Award Agreements applicable to Retirement will apply. A schedule of those Awards is attached as Exhibit A.

12355 Sunrise Valley Drive, Suite 520, Reston, VA 2019

703.464.1000

bowman.com

5. COBRA.

In addition to the consulting fee the Company will pay as a COBRA premium for you and any dependents until the earlier to occur of (a) December 31, 2025, (b) the date that you become eligible for coverage under a plan of a subsequent employer and (c) the date that you or your dependents cease to be eligible for COBRA coverage.

6. Consulting Arrangement.

Beginning on January 4, 2025, you will be engaged as an independent contractor performing consulting services for the Company for thirteen weeks thereafter. You will receive a fee paid every two weeks in arrears equal to $18,895.73, with the final payment of $9,447.87 coinciding with Company payroll dates. We anticipate that the consulting services will be provided remotely by you on an as needed basis as reasonably requested by the CEO and you will report to the CEO. These consulting services are expected to include assistance on scheduled mediations and professional liability claims, completion of strategic plans for certain subsidiaries, assistance on current ongoing acquisition matters, assistance on year-end revenue recognition determinations, and general issues that may arise that would benefit from your institutional knowledge of the Company. These consulting services will be provided by you as an independent contractor to, and not an employee of, the Company.

7. Company Stock.

You have agreed to maintain your existing 10b5-1 Plan in effect through its termination, and not to trade in Company stock outside of that plan until after its termination.

Bowman Consulting Group Ltd.

/s/ Robert A. Hickey

By: Robert A. Hickey,
Chief Legal Officer & Secretary

12355 Sunrise Valley Drive, Suite 520, Reston, VA 2019

703.464.1000

bowman.com

Exhibit A

Unvested Time Based Restricted Stock Awards

# of Unvested Shares	Grant Date	Vest Date	Shares to Vest	Comments
5,782	31-Dec-20	1-Jan-25	5,782	To vest on schedule
6,819	8-Feb-24	2-Jan-25	6,819	To vest on schedule
1,414	10-Feb-22	10-Feb-25	1,414	To vest on schedule
1,808	9-Feb-23	9-Feb-25	1,808	To vest on schedule
1,862	9-Feb-23	9-Feb-26	1,862	To vest on schedule
1,042	8-Feb-24	8-Feb-25	1,042	To vest on schedule
1,011	8-Feb-24	8-Feb-26	1,011	To vest on schedule
1,011	8-Feb-24	8-Feb-27	1,011	To vest on schedule

Performance Based Restricted Stock Awards

# of Shares	Granted	End Date	Shares subject to Vest*
29,126	Feb-22	31-Dec-24	29,126	2024 is year 3
38,355	Feb-23	31-Dec-25	38,355	2025 is year 3
21,451	Feb-24	31-Dec-26	14,302	2025 is year 2

*	subject to Total Shareholder Return performance in accordance with LTIP

October 1, 2024

VIA HAND DELIVERY

Re: Notice of Retirement

Robert A. Hickey

Chief Legal Officer and Secretary

Bowman Consulting Group Ltd.

Dear Bob,

As we have discussed, I am offering my notice of Retirement effective January 3, 2025. “Retirement” and my offer of retirement is subject to all conditions outlined in your attached letter. Likewise, I am resigning as President of the Company and as a Director of the Company effective October 4, 2024, subject to all conditions outlined in your attached letter.

I look forward to continuing to assist with the leadership transition until my retirement date and through the consulting period. Thank you for all your assistance.

/s/ Mike Bruen

Mike Bruen